Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-228985 and No. 333-227470) of FVCBankcorp, Inc. of our report dated March 20, 2025, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of FVCBankcorp, Inc. for the year ended December 31, 2024.
/s/ YOUNT, HYDE & BARBOUR, P.C.
Winchester, Virginia
March 20, 2025